[Portions of this exhibit are subject to a request for confidential treatment]

               Genesis Health Ventures, Inc./Doctors Health, Inc.
               Letter of Intent Regarding Blue Cross Eastern Shore

December 1, 1997

Mr. Richard R. Howard
Genesis Health Ventures, Inc.
148 West State Street
Kennett Square, PA 19348

Dear Rick:

         This letter is intended to provide Genesis Health Ventures, Inc. ("GENESIS") and Doctors Health, Inc. ("DOCTORS HEALTH"), and each of our respective owners and employees, with a description of our current agreements regarding Doctors Health's possible participation with Genesis and its affiliates in Blue Cross Blue Shield of Maryland's Medicare HMO product on the Eastern Shore.

         While this letter summarizes some general agreements that have been reached regarding this matter to date, we all recognize any transaction that we might ultimately consummate must be based upon further due diligence, the final written consent of Blue Cross and more detailed structuring and the advice and review of our outside advisors. Indeed, we all recognize that final board and possibly other internal approval of any final transaction will need to be obtained by each of Genesis and Doctors Health, and that, except for the obligations regarding good faith negotiations described below, it is not our intention by signing this letter to create any contractual or other legal obligations to one another or to any of our physician partners and employees.

         We have been working together on a transaction that attempts to: (1) provide Doctors Health with a new stream of Medicare risk revenues for the next two or three years; (2) ensure that Doctors Health has a realistic opportunity to manage such risk revenues at profitable levels; (3) enable Doctors Health to expand its physician presence on Maryland's Eastern Shore; (4) ensure that Genesis will be a contractual provider to the Medicare enrollees in any such Medicare risk products; (5) provide Genesis with an opportunity to expand its physician presence on the Eastern Shore and; (6) enable Doctors Health to report the results of the Eastern Shore contract on a consolidated basis on its financial statements.

         We understand that Genesis currently has agreed to accept and manage all financial and clinical risk for all Blue Cross Medicare risk enrollees residing on Maryland's Eastern Shore (estimated to be 7,000 enrollees). Under the contract, Genesis would, in effect, be named as the Medicare network manager for Blue Cross' entire Eastern Shore Medicare risk enrollees, with full responsibility to control utilization and referral patterns and to bear all of the associated financial risks and rewards associated therewith. [Confidential Treatment Requested].

         The contract will expire on December 31, 1999. Under the proposed agreement with Blue Cross, Genesis would agree to provide all "required" services in return for a monthly global premium (before carve outs) of:

         [Confidential Treatment Requested]% of AAPCC through 12/31/97 [Confidential Treatment Requested]% of AAPCC, plus a premium, through 12/31/98
         [Confidential Treatment Requested]% of AAPCC, plus a premium, through 12/31/99

         We are assuming that these contracts will contain the [Confidential Treatment Requested] "carve outs" for [Confidential Treatment Requested].

         Genesis wishes to remove or reduce much of the risk associated with this contract by assigning the contract to a third party and/or engaging the assistance of a more experienced Medicare risk manager. To this end, Genesis has agreed to sub-contract the new Medicare Risk Contract/Medicare Management Agreement in its entirety to Doctors Health, and to have Doctors Health designated as the Medicare Network Manager for the Blue Cross Medicare product on the Eastern Shore. We understand that the terms of these assignments and delegations have been discussed with and approved of in principal by Blue Cross.

         As part of the assignment and delegation, Doctors Health would, for administrative purposes, establish a global "medical budget" in an amount equal to the amount of the capitation payment made by Genesis to Doctors Health, less a management fee of [Confidential Treatment Requested]% of premium retained by Doctors Health for managed care services. The variance in the management fee, as well as surplus and loss sharing, would be a function of the contract's profitability (see below).

         Doctors Health would retain the role of, and be designated by, Genesis and Blue Cross as, the exclusive Medicare network manager for the Eastern Shore. All Blue Cross Medicare risk patients on the Eastern Shore will be covered under this designation. All physicians, hospitals and other providers on the Eastern Shore wishing to participate in the Blue Cross Medicare program would agree to abide by all Doctors Health network management decisions with respect to utilization, network inclusion, referrals and care and medical management.

         The BCBS Assignment Agreement between Doctors Health and Genesis, would also, among other things:

o obligate Doctors Health to provide managed care contracting, credentialing, stop loss, and medical and care management services to the network;

o arrange for a FUNDING OF [Confidential Treatment Requested] BY GENESIS, until such time as the contract is demonstrating sustained profitability (see below);

o arrange for a sharing of "surplus" (that amount remaining after payment of all medical expenses and the [Confidential Treatment Requested]% management fee), between Doctors Health, and, after sustained profitability, Genesis (see below);

o designate Doctors Health as "network manager", to create the managed care provider network and establish all UR and Care management protocols for the network;

o have Genesis guarantee a combined capitation and premium payment to Doctors Health in 1998 and 1999 of not less than $[Confidential Treatment Requested] PMPM (prior to any age/sex adjustments);

o require Genesis and Doctors Health to use reasonable efforts to recruit Eastern Shore PCPs into Doctors Health on a 3 or 5 year "exclusive" basis, where possible; and

o   be terminable only for good cause.

         Doctors Health's base "management fee" would be at least [Confidential Treatment Requested]% of the total premium dollars managed. Until Doctors Health achieves sustained profitability for the entire network (i.e., so long as the contract remains a loss contract), all losses would be absorbed by Genesis. Once Doctors Health achieves sustained profitability for the entire network (i.e., once the contract becomes profitable), all surplus and all losses (after payment of all medical expenses, management fees and physician bonuses) would be [Confidential Treatment Requested]% Genesis and [Confidential Treatment Requested]% Doctors Health.

         Doctors Health and Genesis each agree to use their respective good faith best efforts to complete due diligence, negotiate final documents, obtain all board, shareholder and other internal and external approvals (including Blue Cross), and to consummate the transactions by the end of the year. To this end, Genesis agrees that during such period it will not solicit offers, negotiate or enter into any discussions regarding the management of the Blue Cross Medicare network on the Eastern Shore or the affiliation of any of its controlled physicians with another person or entity other than Doctors Health.

         We thank you for bringing this opportunity to Doctors Health and look forward to moving ahead quickly. If this letter is acceptable to you and accurately summarizes the Blue Cross relationship and our discussions to date, please sign both copies in the space below and return the original to my attention. Once received, we will initiate our final due diligence and commence drafting all of the legal documents.

         Thank you again, Rick, for your continued guidance, support and encouragement.

                                           -------------------------------------
                                           Stewart B. Gold
                                           Chief Executive Officer
                                           Doctors Health, Inc.

Accepted and agreed,


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Genesis Health Ventures, Inc.